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                                                                    EXHIBIT 12.1

                          ALLIANCE GAMING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                                      THREE-MONTH
                                                                                      PERIOD ENDED
                                         FISCAL YEARS ENDED JUNE 30,                 SEPTEMBER 30,
                              --------------------------------------------------   ------------------
                               1993       1994       1995       1996      1997       1996      1997
                              -------   --------   --------   --------   -------   --------  --------
Earnings:
  Net income (loss).........  $(3,650)  $(13,128)  $(10,751)  $(59,897)  $ 5,785        635   (60,909)
  Income taxes..............       --        241        265        755     7,993      1,341       493
  Imputed interest on
     rents(1)...............      741      1,996        484        398       364        102       105
  Interest and debt discount
     amortization...........    5,046      6,830      8,133      8,897    23,626      6,250     6,069
                              -------   --------   --------    -------
  Earnings (loss) as defined
     for ratio..............    2,137     (4,061)    (1,869)   (49,847)   37,768      8,328   (54,242)
                              =======   ========   ========    =======
Fixed charges:
  Imputed interest on
     rents(1)...............      741      1,996        484        398       364        102       105
  Interest and debt discount
     amortization...........    5,046      6,830      8,133      8,897    23,626      6,250     6,069
                              -------   --------   --------    -------
Fixed charges as defined for
  ratio.....................    5,787      8,826      8,617      9,295    23,990      6,352     6,174
                              =======   ========   ========    =======
Ratio of earnings to fixed
  charges...................       --         --         --         --       1.6        1.3        --
Amounts by which earnings
  were inadequate to cover
  fixed charges.............   (3,650)   (12,887)   (10,486)   (59,142)       --         --   (60,416)
                              =======   ========   ========    =======


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(1) Imputed interest on rents is calculated by taking 33% of total rents in each period presented.